EXHIBIT 10.2

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 WEST STREET NEW YORK, NY 10282-2198	JPMORGAN CHASE BANK, N.A. 383 MADISON AVENUE NEW YORK, NEW YORK 10179	WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, NATIONAL ASSOCIATION 550 S TRYON ST. CHARLOTTE, NC 28202

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NEW YORK 10013	UBS SECURITIES LLC 1285 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10019 UBS AG, STAMFORD BRANCH 600 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06901	HSBC SECURITIES (USA) INC. HSBC BANK USA, NATIONAL ASSOCIATION 452 FIFTH AVENUE NEW YORK, NEW YORK 10018

MUFG 1221 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020-1001	BMO HARRIS BANK N.A. 115 SOUTH LASALLE STREET CHICAGO, IL 60603 BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 TIMES SQUARE, 28TH FLOOR NEW YORK, NEW YORK 10036	CITIZENS BANK, N.A. 28 STATE STREET BOSTON, MASSACHUSETTS 02109

ROYAL BANK OF CANADA RBC CAPITAL MARKETS 200 VESEY STREET NEW YORK, NY 10281	THE TORONTO–DOMINION BANK, NEW YORK BRANCH TD SECURITIES (USA) LLC 31 WEST 52ND STREET NEW YORK, NEW YORK 10019 TD BANK, N.A. 200 STATE STREET, 10TH FLOOR BOSTON, MA 02109	U.S. BANK NATIONAL ASSOCIATION 214 N. TYRON STREET CHARLOTTE, NC 28202

March 28, 2018

Altra Industrial Motion Corp.
300 Granite Street, Suite 201
Braintree, MA 02184
Attention: Christian Storch, Vice President and Chief Financial Officer

Project Celtics
Amended and Restated Commitment Letter

Ladies and Gentlemen:

Altra Industrial Motion Corp., a Delaware corporation (“you” or “Ainge”), has advised Goldman Sachs Bank USA (“GS”), JPMorgan Chase Bank, N.A. (acting for itself or performing its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC, “JPMCB”), Wells Fargo Securities, LLC (“WFS”), Wells Fargo Bank, National Association (“Wells”), Citigroup Global Markets Inc. (“CGMI”, on behalf of Citi (as defined below)), UBS Securities LLC (“UBSS”), UBS AG, Stamford Branch (“UBS”), HSBC Securities (USA) Inc. (“HSI”), HSBC Bank USA, National Association (“HSBC Bank”), MUFG (as defined below), BMO Harris Bank N.A. (“BMO Harris”), Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMOCM” and together with BMO Harris, and Bank of Montreal, “BMO”), Citizens Bank, N.A. (“Citizens”), Royal Bank of Canada (acting through such of its affiliates or branches as it deems appropriate, “Royal Bank”), RBC Capital Markets1 (“RBCCM”), The Toronto-Dominion Bank, New York Branch (“TDNY”), TD Securities (USA) LLC (“TD Securities”), TD Bank, N.A. (“TD Bank”) and U.S. Bank National Association (“US Bank” and, together with GS, JPMCB, WFS, Wells, Citi, UBSS, UBS, HSI, HSBC Bank, MUFG, BMO, Citizens, Royal Bank, RBCCM, TDNY, TD Securities and TD Bank, the “Commitment Parties”, “we” or “us”) that Ainge desires to consummate the Transactions (as defined in Exhibit A hereto (such exhibit, the “Transactions Description”)).  This Amended and Restated Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter, dated as of March 7, 2018, between GS and you (the “Original Commitment Letter”), and from and after the effectiveness of this A&R Commitment Letter such Original Commitment Letter shall be of no further force or effect.  Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto.

For purposes of this A&R Commitment Letter (as defined below), “Citi” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.  It is understood and agreed that CGMI is entering into this letter for and on behalf of Citi. In addition, for purposes hereof, “MUFG” means MUFG Union Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Securities Americas Inc. and/or any of their affiliates as MUFG shall determine to be appropriate to provide the services contemplated herein.

Upon the terms and subject only to the conditions described in this letter agreement and the attached Exhibit A, Exhibit B and Exhibit C (collectively, the “Exhibits” and, together with this letter agreement, this “A&R Commitment Letter”), (i) GS is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $405,000,000 of the Ainge Term Loan B Facility; JPMCB is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $135,000,000 of the Ainge Term Loan B Facility; Wells is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $135,000,000 of the Ainge Term Loan B Facility; Citi is

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

#90677644v17

pleased to inform you of its several, but not joint, commitment to provide an amount equal to $135,000,000 of the Ainge Term Loan B Facility; UBS is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $100,000,000 of the Ainge Term Loan B Facility; HSBC Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $100,000,000 of the Ainge Term Loan B Facility; MUFG is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $100,000,000 of the Ainge Term Loan B Facility; Bank of Montreal is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $50,000,000 of the Ainge Term Loan B Facility; Citizens is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $50,000,000 of the Ainge Term Loan B Facility; Royal Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $50,000,000 of the Ainge Term Loan B Facility; TDNY is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $50,000,000 of the Ainge Term Loan B Facility and US Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Ainge Term Loan B Facility (each of GS, JPMCB, Wells, Citi, UBS, HSBC Bank, MUFG, Bank of Montreal, Citizens, Royal Bank, TDNY and US Bank, in such capacity an “Initial Term Loan B Lender” and, collectively, the “Initial Term Loan B Lenders”); and (ii) GS is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Revolving Credit Facility; JPMCB is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Revolving Credit Facility; Wells is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Revolving Credit Facility; Citi is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Revolving Credit Facility; UBS is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Revolving Credit Facility; HSBC Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $25,000,000 of the Revolving Credit Facility; MUFG is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $25,000,000 of the Revolving Credit Facility; BMO Harris is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $21,250,000 of the Revolving Credit Facility; Citizens is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $21,250,000 of the Revolving Credit Facility; Royal Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $21,250,000 of the Revolving Credit Facility; TD Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $21,250,000 of the Revolving Credit Facility and US Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $15,000,000 of the Revolving Credit Facility (each of GS, JPMCB, Wells, Citi, UBS, HSBC Bank, MUFG, BMO Harris, Citizens, Royal Bank, TD Bank and US Bank, in such capacity an “Initial Revolving Lender” and, collectively, the “Initial Revolving Lenders” and, together with the Initial Term Loan B Lenders, the “Initial Lenders”).

Section 1.Title and Roles.

You hereby appoint (i)(a) each of GS, JPMCB and WFS to act, and each of GS, JPMCB and WFS hereby agrees to act, as a joint bookrunner and a joint lead arranger with respect to the Ainge Facilities and (b) each of Citi, UBSS, HSI, MUFG, BMOCM, Citizens, RBCCM, TD Securities and US Bank to act, and each of Citi, UBSS, HSI, MUFG, BMOCM, Citizens, RBCCM, TD Securities and US Bank hereby agrees to act, as a co-manager with respect to the Ainge Facilities (each of the entities referenced in clauses (i)(a) and (b) in such capacity, an “Arranger” and, collectively in such capacities, the “Arrangers”) and (ii) JPMCB to act, and JPMCB hereby agrees to act, as administrative and collateral agent with respect to the Ainge Facilities, in each case upon the terms and subject to the conditions described in this A&R Commitment Letter. You agree that no additional agents, co-agents, bookrunners, lead arrangers or co-managers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this A&R Commitment Letter and the A&R Fee Letter referred to below) will be paid to any other person in order to obtain commitments to the Ainge Facilities unless you and the Commitment Parties as of the date hereof shall so agree.  GS will have primary authority for

#90677644v17

managing the syndication of the Ainge Facilities and GS shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Ainge Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement. The other Arrangers shall have “right side” placement (consistent with the ordering of such Arrangers in this A&R Commitment Letter) in any and all marketing materials or other documentation used in connection with the Ainge Facilities and shall hold the roles and responsibilities conventionally associated with such “right” placement.

Section 2.Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of the definitive documentation (including any security agreements, ancillary agreements, certificates or other documents delivered in connection therewith) with respect to the Ainge Facilities (collectively, the “Operative Documents”), to syndicate all or a portion of their commitments under the Ainge Facilities to one or more other banks, financial institutions, investors and other lenders identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, conditioned or delayed) (the lenders providing the Ainge Facilities, together with the Initial Lenders, are collectively referred to herein as the “Lenders”). Subject to the foregoing and the last sentence of Section 1, GS will manage all aspects of the syndication of the Ainge Facilities in consultation with Ainge, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among the Lenders (provided that the date on which the TLB Allocation Date (as defined in the A&R Fee Letter) occurs shall be selected by Ainge in its sole discretion).

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Ainge Facilities and in no event shall the commencement or successful completion of syndication of the Ainge Facilities, nor the obligation to assist with syndication efforts as set forth herein, constitute a condition to the commitment hereunder or the funding of the Ainge Facilities on the Closing Date (as defined below). The Arrangers may commence syndication efforts promptly upon the execution of this A&R Commitment Letter and as part of their syndication efforts it is the Arrangers’ intent to have Lenders commit to the Ainge Facilities prior to the Closing Date. Until the earlier of (i) the 60th day following the date of the consummation of the Acquisition and the initial funding under any of the Ainge Facilities (the date of such consummation and funding, the “Closing Date”) and (ii) the date upon which a Successful Syndication (as defined in the A&R Fee Letter) is achieved (such earlier date, the “Syndication Date”), Ainge hereby agrees to use its commercially reasonable efforts to assist, and use its commercially reasonable efforts to cause the Spinco Parent (as defined in Exhibit A hereto) and the Acquired Business to assist, us in achieving a syndication that is reasonably satisfactory to us. Ainge’s assistance in achieving such syndication shall include but not be limited to: (i) making appropriate members of the senior management, representatives and advisors of Ainge (and using your commercially reasonable efforts to make appropriate members of the senior management, representatives and advisors of the Acquired Business) available to participate in informational meetings with potential Lenders and/or ratings agencies at such reasonable times and reasonable places as the Arrangers may reasonably request and upon reasonable notice; (ii) using your commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of Ainge (and, to the extent practical and appropriate, of the Acquired Business); (iii) assisting (including, using your commercially reasonable efforts to cause your affiliates and advisors, and the Acquired Business and its affiliates and advisors, to assist) in the preparation (and/or providing to us) of a customary confidential information memorandum for each Ainge Facility, other customary marketing materials and any other information reasonably requested by the Arrangers with respect to Ainge and its subsidiaries, the Acquired Business or the Transactions in connection with the syndication (collectively, the “Company Materials”) and using your

#90677644v17

commercially reasonable efforts to ensure that the Arrangers shall have received no later than 20 business days prior to the Closing Date all necessary information to complete the confidential information memorandum (including executed customary authorization letters in respect thereof that include a customary “10b-5” representation); (iv) the hosting, with the Arrangers, of a reasonable number of meetings or conference calls of prospective Lenders (and your using commercially reasonable efforts to cause certain officers of the Acquired Business to be available for such meetings) at such reasonable times and reasonable places as the Arrangers may reasonably request and upon reasonable notice and (v) using your commercially reasonable efforts (A) to procure a rating of each of the Ainge Facilities by Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global, Inc. (“S&P”), no later than 20 business days prior to the Closing Date (but no specific rating) and (B) to maintain a corporate family rating or corporate rating, as applicable, from each of Moody’s and S&P (but no specific rating). Notwithstanding the foregoing or anything else to the contrary (but without limiting the Exclusive Funding Conditions), it is understood and agreed that you have no obligation hereunder to make available to us any documentation or information (i) subject to confidentiality obligations binding upon you, the Acquired Business or the Spinco Parent (in each case, not entered into in contemplation hereof) or (ii) subject to applicable attorney-client privilege; provided, you will use commercially reasonable efforts to notify us if any material documentation and information is being so withheld and provide a general description of such withheld documentation or information, in each case, to the extent permitted under the applicable obligation of confidentiality or privilege. Without limiting any of the Exclusive Funding Conditions and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Ainge Facilities on the Closing Date, (ii) neither the commencement nor the completion of the syndication of the Ainge Facilities shall constitute a condition to the commitments hereunder or the funding of the Ainge Facilities on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments under the Ainge Facilities, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. You hereby authorize the Arrangers to download copies of your trademark logos from your websites and post copies thereof on the Platform (as defined below) established by the Arrangers to syndicate the Ainge Facilities and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Ainge Facilities or in any advertisements to which you consent (such consent not to be unreasonably withheld) that any Arranger may place after the Closing Date in financial and other newspapers and journals, or otherwise, at its own expense describing its services to Ainge hereunder.

You acknowledge that (i) the Arrangers may make available the Company Materials on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, your subsidiaries, the Acquired Business or any securities of any thereof) (each, a “Public Lender”). You agree that (A) at the request of any Arranger, you will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain any material non-public information concerning you, your subsidiaries, the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”, and any information package or presentation that contains MNPI is referred to as “Private-Side Materials”); (B) all Company Materials that are Private-Side Materials will be clearly and conspicuously marked “Private, contains Material Non-Public Information” which, at a minimum, will mean that “Private, contains Material Non-Public Information” will appear prominently on the first page thereof; (C) if any Company Materials are not so marked, you will be deemed to have authorized the Arrangers and the proposed Lenders to treat such Company Materials as not containing any MNPI; (D) all Company Materials not marked “Private, contains Material

#90677644v17

Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Lender” and (E) you shall provide us with customary authorization letters for inclusion in the Company Materials that represent that any Company Materials with respect to Ainge not marked “Private, contains Material Non-Public Information” do not include MNPI with respect to Ainge and exculpate you, us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof and Spinco shall provide us with customary authorization letters for inclusion in the Company Materials that represent that any Company Materials with respect to the Spinco not marked “Private, contains Material Non-Public Information” do not include MNPI with respect to the Spinco and exculpate you, us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof. The Arrangers agree to treat any Company Materials that are marked “Private, contains Material Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. To ensure an orderly and effective syndication of each Ainge Facility, Ainge agrees that, until the Syndication Date, Ainge will not, and will not permit any of its subsidiaries to (and Ainge will use commercially reasonable efforts to not permit the Acquired Business to), syndicate, issue, place, arrange or attempt to syndicate, issue, place or arrange, or announce or authorize the announcement of the syndication, issuance, placement or arrangement of, any debt facility or debt security (including, without limitation, the renewal of any thereof, but excluding the Facilities and the Senior Unsecured Notes) without the prior written consent of the Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to impair the primary syndication of the Facilities.

Section 3.Conditions.

The commitments of each Commitment Party hereunder to fund its respective portion of the Ainge Facilities on the Closing Date and the agreements of each of the Arrangers to perform the services described herein are subject solely to the satisfaction (or waiver by each of the Commitment Parties) of the following conditions precedent: (a) since the date of the Acquisition Agreement, there shall not have occurred any Newco Material Adverse Effect (as defined below), and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Newco Material Adverse Effect, (b) subject to the Limited Conditionality Provisions (as defined below), the execution and delivery of the Operative Documents on the terms set forth in this A&R Commitment Letter (it being understood and agreed that each party hereto will negotiate such additional terms in good faith to finalize the Operative Documents) and (c) the satisfaction (or waiver by each of the Commitment Parties) of the other conditions set forth in Exhibit C hereto (clauses (a), (b) and (c) collectively, the “Exclusive Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Exclusive Funding Conditions (and upon satisfaction or waiver of the Exclusive Funding Conditions, the initial funding under the Ainge Facilities shall occur). For purposes of this A&R Commitment Letter, “Newco Material Adverse Effect” shall have the meaning assigned to “Newco Material Adverse Effect” in the Acquisition Agreement.

Notwithstanding anything set forth in this A&R Commitment Letter, the A&R Fee Letter or the Operative Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the accuracy of which shall be a condition to availability of the Ainge Facilities on the Closing Date, shall be (x) such of the representations and warranties made by or on behalf of Spinco or the Spinco Parent in the Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in their capacities as such), but only to the extent that you (or any of your affiliates) have the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of any of such representations and warranties (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) made by the Ainge Co-Borrowers and the Guarantors in the Operative Documents and (ii) the terms of the Operative Documents

#90677644v17

shall be in a form such that they do not impair the availability of the Ainge Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied (it being understood that to the extent any Collateral (other than Collateral that may be perfected by (A) the filing of a UCC financing statement or (B) taking delivery and possession of stock (or other equity interest) certificates and related stock powers executed in blank with respect to the equity interests of the Ainge Co-Borrowers (other than Ainge)) cannot be delivered or a security interest therein cannot be created or perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the creation and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Ainge Facilities on the Closing Date but, instead, may be accomplished at any time prior to the date that is 90 days after the Closing Date (with extensions available in the Agent’s reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Operative Documents (with respect to the Ainge Co-Borrowers and their respective direct and indirect subsidiaries) relating to the legal existence of the Ainge Co-Borrowers and the Guarantors; power and authority, due authorization, execution, delivery and validity, in each case, related to the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral by the Ainge Co-Borrowers and each Guarantor pursuant to, the Operative Documents (in each case, subject to the parenthetical in the immediately preceding sentence beginning “it being understood”); the enforceability of the Operative Documents against the Ainge Co-Borrowers and each Guarantor; the execution and performance of the Operative Documents by the Ainge Co-Borrowers and each Guarantor not conflicting with or violating any Ainge Co-Borrower’s or any Guarantor’s organizational documents; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of Ainge and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Direct Sales (as defined in the Acquisition Agreement), but immediately prior to the Merger); solvency of Ainge and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transactions); USA PATRIOT Act; use of the proceeds of the Ainge Facilities not violating laws applicable to sanctioned persons and laws and regulations promulgated by OFAC, anti-money laundering laws or the Foreign Corrupt Practices Act; and, subject to the parenthetical beginning “it being understood” appearing in the preceding sentence, the creation, validity, perfection and priority (subject to customary permitted liens to be agreed) of the security interests granted in the Collateral. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.  Without limiting the conditions precedent provided herein for availability of the Ainge Facilities on the Closing Date, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Ainge Facilities in a manner consistent with the Acquisition Agreement.

Section 4.Commitment Termination.

Each Commitment Party’s commitment hereunder and the other obligations set forth in this A&R Commitment Letter will terminate on the earliest of: (a) the consummation of the Acquisition with or without the funding of any of the Ainge Facilities; (b) the End Date (as defined in, and as it may be extended pursuant to, Section 8.1(b) of the Acquisition Agreement (as such Section 8.1(b) is in effect on the date hereof)); and (c) the date the Acquisition Agreement is terminated.

Section 5.Fees.

As consideration for our commitments and other obligations hereunder and our agreement to perform the services described herein, you agree to pay (or to cause to be paid) to us the fees set forth in this A&R Commitment Letter and in the Amended and Restated Fee Letter dated the date hereof among the parties hereto (such fee letter, as further amended, amended and restated, supplemented or otherwise modified, the “A&R Fee Letter”). The terms of the A&R Fee Letter are an integral part of our commitments and other obligations hereunder and our agreement to perform the services described herein and constitute part of this A&R Commitment Letter for all purposes hereof. Each of the fees

#90677644v17

described in this A&R Commitment Letter and the A&R Fee Letter shall be nonrefundable when paid except as expressly agreed.

Section 6.Indemnification.

Ainge shall indemnify and hold harmless each Commitment Party, its affiliates, and each Commitment Party’s and such affiliates’ respective directors, officers, employees, agents, trustees, representatives, attorneys and advisors and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of one primary counsel for the Indemnified Persons, one additional counsel to each group of similarly situated Indemnified Persons as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this A&R Commitment Letter, the A&R Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the A&R Fee Letter) or the Operative Documents, the Transactions or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s (or such Indemnified Person’s directors’, officers’, employees’, agents’, trustees’, representatives’, attorneys’, consultants’ or advisors’) bad faith, gross negligence or willful misconduct or material breach of this A&R Commitment Letter or (ii) the result of any Proceeding that is not the result of an act or omission by you or any of your affiliates (or Spinco or any of its affiliates) and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Arranger, administrative agent, collateral agent or any similar role under any of the Ainge Facilities). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Ainge, any of its affiliates, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions are consummated.

In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph. The commitments and obligations of the Commitment Parties hereunder and under the A&R Fee Letter are several and not joint, and no Commitment Party shall be liable on any theory of liability to you or any other person for the actions or omissions of any other Commitment Party.

You agree that, without our prior written consent, neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this A&R Commitment Letter (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

#90677644v17

Ainge acknowledges that information and other materials relative to the Operative Documents and the Transactions may be transmitted through the Platform. No Indemnified Person will be liable to Ainge or any of its affiliates or any of its security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

Section 7.Costs and Expenses.

Ainge shall pay, or reimburse the Commitment Parties on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties in connection with the Ainge Facilities, the Transactions and the preparation, negotiation, execution and delivery of this A&R Commitment Letter, the A&R Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the A&R Fee Letter) and the Operative Documents, including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one additional counsel to each group of similarly situated persons as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary, regardless of whether any of the transactions contemplated hereby is consummated. Ainge shall also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one additional counsel to each group of similarly situated persons as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary) incurred by the Commitment Parties in connection with the enforcement of any of their rights and remedies hereunder.

Section 8.Confidentiality.

Ainge agrees that this A&R Commitment Letter, the Original Commitment Letter, the A&R Fee Letter and the Original Fee Letter (as defined in the A&R Fee Letter) are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person other than its subsidiaries and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of Ainge and its subsidiaries (the “Borrower Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that Ainge may disclose this A&R Commitment Letter and the Original Commitment Letter and the contents hereof and thereof: (a) (i) as may be compelled or requested in a judicial or administrative proceeding, action or process or pursuant to the order or request of any court or administrative agency or upon the request or demand of any regulatory authority, (ii) as otherwise required by applicable law, regulation or governmental request or (iii) in any required (as reasonably determined by Ainge) filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but, in the case of this clause (iii), not the A&R Fee Letter or the Original Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (b) to Moody’s or S&P in connection with obtaining a rating of the Ainge Facilities (but not the A&R Fee Letter or the Original Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (c) to the Spinco Parent, the Acquired Business and their respective subsidiaries and controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter (together with an unredacted copy of the A&R Fee Letter), in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby; (d) in syndication or other marketing materials relating to the Ainge Facilities (but not the A&R Fee Letter or the Original Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to

#90677644v17

the Transactions); (e) on a confidential basis, to any prospective or actual agent (and any agent, advisor or affiliate thereof) that may be appointed in accordance with Section 1 hereof; (f) to Ainge and its affiliates’ accountants for customary audit or accounting purposes, (g) in connection with the exercise of any rights or remedies or (h) with our prior written consent. Ainge further agrees that, to the extent the Spinco A&R Commitment Letter, the Spinco A&R Fee Letter, the Commitment Letter dated as of March 7, 2018, between GS and Spinco (the “Spinco Original Commitment Letter”) or the Fee Letter dated as of March 7, 2018, between GS and Spinco (the “Spinco Original Fee Letter”) are disclosed to it or any Borrower Representatives, neither Ainge nor any Borrower Representative will further disclose the Spinco A&R Commitment Letter, the Spinco A&R Fee Letter, the Spinco Original Commitment Letter or the Spinco Original Fee Letter or any of the terms thereof, except and only to the extent Ainge is permitted to disclose the applicable document (or the terms thereof) under the proviso to the preceding sentence (determined by substituting each reference in said proviso to (i) ‘A&R Commitment Letter’ with ‘Spinco A&R Commitment Letter’ or ‘Spinco Original Commitment Letter’, as applicable and (ii) ‘A&R Fee Letter’ with ‘Spinco A&R Fee Letter’ or ‘Spinco Original Fee Letter’, as applicable). Your obligations under this paragraph shall automatically terminate on the earlier of (x) the date occurring 24 months after the date hereof and (y) the date that is 12 months after the termination of this A&R Commitment Letter in accordance with its terms.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder or under the Original Commitment Letter solely for the purpose of providing the services which are the subject of this A&R Commitment Letter and the Spinco A&R Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to the extent that such information is received by any Commitment Party from a third party that is not, in each case to such Commitment Party’s knowledge, (i) in such third party’s possession illegally or as a result of a violation of this paragraph or (ii) subject to confidentiality obligations to you, your subsidiaries, the Acquired Business or the Spinco Parent or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by any Commitment Party, (f) to any of the Commitment Parties’ affiliates and any of their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Facilities and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees of obligations under the Facilities, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to Moody’s or S&P in connection with obtaining a rating of the Facilities in consultation and coordination with you, (i) for the purposes of establishing any appropriate defense or in connection with the exercise of any rights or remedies or (j) to service providers to the Arrangers and the Lenders in connection with the administration and management of the Ainge Facilities and, after the Closing Date, to market data collectors and similar services providers to the lending industry; provided that such information is limited to the existence of this A&R Commitment Letter and the Ainge Facilities and the terms of the Ainge Facilities customarily provided to such service providers. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

#90677644v17

You acknowledge that neither any of the Commitment Parties nor any of their affiliates provide accounting, tax or legal advice. You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Spinco Parent, the Acquired Business and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this A&R Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. As you know, the Commitment Parties are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Ainge, Spinco and other companies which may be the subject of the arrangements contemplated by this A&R Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their affiliates also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this A&R Commitment Letter or engage in commodities trading with any thereof.

In addition, the parties hereto acknowledge that Ainge has retained GS (or certain affiliates of GS) and the Spinco Parent has retained UBSS (or certain affiliates of UBSS), in each case as financial advisor (in such capacity, each a “Financial Advisor”) in connection with the Acquisition. The parties hereto agree not to assert any claim that could be alleged based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors and, on the other hand, the relationship of each Financial Advisor and its affiliates with you as described and referred to herein.

Section 9.Representations and Warranties.

Ainge represents and warrants (which representation and warranty, in the case of any information relating to the Acquired Business prior to the Acquisition, is to the best of Ainge’s knowledge) that all written information, other than Projections (as defined below), other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any of the Commitment Parties, any Lender or any potential Lender by or on behalf of Ainge or any of its representatives (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto provided prior to the earlier of the Closing Date and the Syndication Date) and all financial projections, if any, that have been or will be prepared by or on behalf of Ainge or any of its representatives and made available to any of the Commitment Parties, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that

#90677644v17

no assurance can be given that the projected results will be realized). If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, prior to the Closing Date, with respect to Information and Projections relating the Acquired Business, use your commercially reasonable efforts to) promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances. For the avoidance of doubt, the accuracy of the representations and warranties in this Section 9, in and of itself, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Ainge Facilities.

In arranging and syndicating the Ainge Facilities, the Commitment Parties will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to us by or on behalf of Ainge and its affiliates without responsibility for independent verification thereof.

Section 10.Assignments.

Ainge may not assign or delegate any of its rights or obligations under this A&R Commitment Letter or the A&R Fee Letter without our prior written consent, and any attempted assignment without such consent shall be null and void. No Commitment Party may assign or delegate any of its rights or obligations under this A&R Commitment Letter or its commitment hereunder (except to one or more of its affiliates, including, for the avoidance of doubt, any such assignment by GS to Goldman Sachs Lending Partners LLC) other than as expressly permitted hereunder without Ainge’s prior written consent.

Section 11.Amendments.

Neither this A&R Commitment Letter nor the A&R Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto or thereto, as applicable.

Section 12.Governing Law, Etc.

This A&R Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state; provided, however, that (i) the interpretation of the definition of Newco Material Adverse Effect (and whether a Newco Material Adverse Effect has occurred) for purposes of the condition in clause (a) of the first sentence of Section 3 above relating to the occurrence of a Newco Material Adverse Effect and (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or any of your affiliates) have the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this A&R Commitment Letter, the A&R Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the

#90677644v17

negotiation, performance or enforcement of this A&R Commitment Letter, the A&R Fee Letter or the Operative Documents.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this A&R Commitment Letter, the A&R Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this A&R Commitment Letter, the A&R Fee Letter or the Operative Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court. Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

Each of the parties hereto agrees that, (i) this A&R Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this A&R Commitment Letter, it being acknowledged and agreed that the funding of the Ainge Facilities is subject to the Exclusive Funding Conditions and (ii) the A&R Fee Letter is a binding and enforceable agreement of the parties thereto with respect to the subject matter set forth therein.

Section 13.Payments.

All payments under this A&R Commitment Letter and the A&R Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York.

To the fullest extent permitted by law, Ainge will make all payments under this A&R Commitment Letter and the A&R Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect Ainge’s obligation to make, or the right of the Commitment Parties to receive, such payments.

Section 14.Miscellaneous.

This A&R Commitment Letter and the A&R Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Section headings herein are for convenience only and are not a part of this A&R Commitment Letter. This A&R Commitment Letter and the A&R Fee Letter are solely for the benefit of the parties hereto and thereto (and Indemnified Persons, to the extent set forth in Section 6), and no other person shall acquire or have any rights under or by virtue of this A&R Commitment Letter or the A&R Fee Letter. This A&R Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and Ainge waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this A&R Commitment Letter and agree that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to Ainge or any of its affiliates in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of Ainge or any of its affiliates.

#90677644v17

Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through any of such Commitment Party’s affiliates and branches, and, in connection with the provision of such services, each Commitment Party may exchange with such affiliates and branches information concerning Ainge or any of its affiliates and the other companies that may be the subject of the transactions contemplated by this A&R Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder, subject to the confidentiality provisions herein.

The indemnification, compensation (if applicable), reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, service of process, waiver of jury trial, syndication, market flex and confidentiality provisions (except to the extent expressly set forth herein) contained herein and in the A&R Fee Letter shall remain in full force and effect regardless of whether the Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this A&R Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this A&R Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the initial funding thereunder, in each case solely to the extent covered thereby with retroactive application to the date hereof.  You shall have the right to terminate this A&R Commitment Letter and the commitments of the Initial Lenders hereunder (or any portion thereof pro rata among the Initial Lenders) at any time upon written notice to the Initial Lenders from you, other than with respect to your surviving obligations as set forth above.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies each borrower and each guarantor under the Operative Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow us and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act. We and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

If any term, provision, covenant or restriction contained in this A&R Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This A&R Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this A&R Commitment Letter by facsimile or electronic (e.g. pdf) transmission shall be as effective as delivery of a manually executed counterpart hereof.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this A&R Commitment Letter and of the A&R Fee Letter by returning executed counterparts to this A&R Commitment Letter and the A&R Fee Letter to GS at or before 11:59 p.m. (New York City time) on March 28, 2018. If you do not return such executed counterparts prior to

#90677644v17

the date and time provided above, the commitment and other obligations of the Commitment Parties set forth in this A&R Commitment Letter will automatically terminate.

[Signature Pages Follow]

#90677644v17

Very truly yours,

GOLDMAN SACHS BANK USA
By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

WELLS FARGO SECURITIES, LLC
By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Robert Storer
Name: Robert Storer
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ Peter M. Killea
Name: Peter M. Killea
Title: Executive Director

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Matthew S. Burke
Name: Matthew S. Burke
Title: Managing Director

UBS SECURITIES LLC
By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Managing Director

[Signature Page to Ainge A&R Commitment Letter]

#90677644v17

UBS AG, STAMFORD BRANCH
By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Managing Director

CITIZENS BANK, N.A.
By:	/s/ Jacqueline VanDeventer
Name: Jacqueline VanDeventer
Title: Managing Director

THE TORONTO–DOMINION BANK, NEW YORK BRANCH
By:	/s/ Pradeep Mehra
Name: Pradeep Mehra
Title: Authorized Signatory

TD SECURITIES (USA) LLC
By:	/s/ Marin L. Gagliardi
Name: Marin L. Gagliardi
Title: Managing Director

TD BANK, N.A.
By:	/s/ Betty Chang
Name: Betty Chang
Title: Senior Vice President

MUFG UNION BANK, N.A.
By:	/s/ James Gorman
Name: James Gorman
Title: Managing Director

[Signature Page to Ainge A&R Commitment Letter]

#90677644v17

HSBC SECURITIES (USA) INC.
By:	/s/ Guillermo N. Delamer
Name: Guillermo N. Delamer
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Manuel Burgueño
Name: Manuel Burgueño
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Kenneth R. Fieler
Name: Kenneth R. Fieler
Title: Vice President

BANK OF MONTREAL
By:	/s/ James J. Goll
Name: James J. Goll
Title: Managing Director

BMO HARRIS BANK N.A.
By:	/s/ Andrew Berryman
Name: Andrew Berryman
Title: Vice President

BMO CAPITAL MARKETS CORP.
By:	/s/ James J. Goll
Name: James J. Goll
Title: Managing Director

ROYAL BANK OF CANADA
By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director Head of Global Leveraged Finance

[Signature Page to Ainge A&R Commitment Letter]

#90677644v17

ACCEPTED and agreed to as of the date
first written above:

ALTRA INDUSTRIAL MOTION CORP.
By:	/s/ Carl R. Christenson
Name: Carl R. Christenson
Title: Chief Executive Officer

[Signature Page to Ainge A&R Commitment Letter]

#90677644v17

Exhibit A
to
A&R Commitment Letter

Transactions Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable. The following transactions are referred to herein collectively as the “Transactions”.

1.

Fortive Corporation, a Delaware corporation (the “Spinco Parent”), will effectuate the Separation (as defined in the Separation Agreement) of the A&S Business (as defined in the Separation Agreement) from the other businesses of the Spinco Parent, including the Internal Restructuring (as defined in the Separation Agreement) and the Newco Contribution (as defined in the Separation Agreement), pursuant to the Separation and Distribution Agreement, dated as of March 7, 2018, by and among the Spinco Parent, Stevens Holding Company, Inc., a Delaware corporation and wholly owned subsidiary of the Spinco Parent (“Spinco”), and Ainge (together with all schedules, exhibits, attachments and annexes thereto, the “Separation Agreement”).

2.

Subject to paragraph 3 below, Spinco will borrow senior unsecured increasing rate bridge loans (the “Senior Unsecured Bridge Loans”) under a new senior unsecured bridge loan facility (the “Senior Unsecured Bridge Facility”) in an aggregate principal amount of up to (i) $400,000,000, less (ii) the amount of gross cash proceeds actually received by Spinco from the issuance of one or more series of senior unsecured notes (collectively, the “Senior Unsecured Notes”) in a Rule 144A or other private placement on or prior to the Closing Date and less (iii) the principal amount of any Senior Unsecured Notes issued to the Spinco Parent and then transferred to the Debt Exchange parties in the Debt Exchange), as further described in that certain Amended and Restated Commitment Letter dated the date hereof, among Spinco, GS, UBSS, UBS, CGMI, WFS, Wells, HSI, HSBC Bank, MUFG, Bank of Montreal, BMOCM, Citizens, Royal Bank, RBCCM, TDNY and TD Securities (together with the exhibits attached thereto, the “Spinco A&R Commitment Letter”; and the “A&R Fee Letter” referred to therein, the “Spinco A&R Fee Letter”).

3.

Pursuant to the Separation Agreement, Spinco will use the proceeds of the Senior Unsecured Notes and/or the Senior Unsecured Bridge Loans (as applicable) for the purpose of (i) making a special cash payment to the Spinco Parent in an amount not to exceed $400,000,000 (the “Spinco Special Cash Payment”) and (ii) the payment of fees, costs and expenses in connection with the Transactions.  Notwithstanding the foregoing, the Spinco Parent may reduce the size of the Spinco Special Cash Payment by consummating a debt exchange (the “Debt Exchange”) whereby up to $250,000,000 aggregate principal amount of the Senior Unsecured Notes will be issued by Spinco to the Spinco Parent and the Spinco Parent will transfer such Senior Unsecured Notes to certain persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of the Spinco Parent held by the Debt Exchange Parties as principals for their own account at such time.  The Senior Unsecured Bridge Facility and the amount of the Spinco Special Cash Payment will be reduced dollar for dollar by the aggregate principal amount of the Senior Unsecured Notes issued to Spinco Parent and then transferred to the Debt Exchange Parties in the Debt Exchange upon the consummation thereof.

4.

Pursuant to the Separation Agreement, immediately following the Newco Contribution and the payment of the Spinco Special Cash Payment (and, if applicable, the consummation of the Debt Exchange), the Spinco Parent will distribute all of the outstanding shares of Spinco to all or certain of the holders of common stock of the Spinco Parent, pursuant to the Distribution (as defined in the Separation Agreement) (the “Distribution”).

A-1

#90677644v17

5.

(i)  Ainge will obtain a new senior secured term loan “B” credit facility in an aggregate principal amount of up to $1,340,000,000 with the terms set forth in Exhibit B to the A&R Commitment Letter (the “Ainge Term Loan B Facility”) and (ii) the Ainge Co-Borrowers will establish a senior secured revolving credit facility in an aggregate principal amount of up to $300,000,000 with the terms set forth in Exhibit B to the A&R Commitment Letter (the “Revolving Credit Facility” and, together with the Ainge Term Loan B Facility, the “Ainge Facilities”). The Ainge Facilities and the Senior Unsecured Bridge Facility are collectively referred to as the “Facilities”.

6.

Ainge will use the proceeds of the Ainge Term Loan B Facility, together with cash on hand at Ainge or its subsidiaries (if necessary), (i) to consummate the Direct Sales (as defined in the Acquisition Agreement (as defined below)), (ii) to repay in full all outstanding indebtedness for borrowed money under that certain Second Amended and Restated Credit Agreement, dated as of October 22, 2015, among Ainge and certain of its subsidiaries, as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Existing Ainge Credit Agreement”) and (iii) to pay the fees, costs and expenses referred to below (and each of the foregoing will be consummated on the Closing Date).

7.

Pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018, among Ainge, McHale Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Ainge (“Merger Sub”), the Spinco Parent and Spinco (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”), the acquisition (the “Acquisition”) by Ainge of 100% of the equity interests of Spinco (together with its subsidiaries, the “Acquired Business”) will occur through the merger (the “Merger”) of Merger Sub with and into Spinco, with Spinco surviving.

8.	Ainge, Spinco and/or their respective affiliates will pay their respective fees, costs and expenses incurred in connection with the foregoing transactions.

A-2

#90677644v17

Exhibit B
to
A&R Commitment Letter

$1,340,000,000 Senior Secured Term Loan B Facility
$300,000,000 Senior Secured Revolving Credit Facility
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit B is attached or in the other Exhibits to such letter agreement, as applicable.

Borrowers:

(x) With respect to the Ainge Term Loan B Facility (as defined below), Altra Industrial Motion Corp. (“Ainge”) and (y) with respect to the Revolving Credit Facility, Ainge, and, at Ainge’s option, Altra Industrial Motion Netherlands B.V., a private limited liability company incorporated under the laws of the Netherlands and an indirect subsidiary of Ainge (the “Ainge Dutch Borrower”) and certain other wholly-owned direct and indirect subsidiaries of Ainge to be agreed (Ainge and any such other borrower, each individually, an “Ainge Co-Borrower” and collectively, the “Ainge Co-Borrowers”).

Administrative Agent and Collateral Agent:

JPMCB will act as sole administrative agent and collateral agent (in such capacities, the “Agent”)  for a syndicate of banks, financial institutions, investors and other lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:	GS, JPMCB and WFS will act as joint bookrunners and joint lead arrangers for the Ainge Facilities (as defined below), and will perform the duties customarily associated with such roles.
Co-Managers:

Citi, UBSS, HSI, MUFG, BMOCM, Citizens, RBCCM, TD Securities and US Bank will act as co-managers for the Ainge Facilities (as defined below), and will perform the duties customarily associated with such roles.

Ainge Facilities:	(A) A seven-year senior secured term loan B facility in an aggregate principal amount of up to $1,340,000,000 (the “Ainge Term Loan B Facility”).

(B) A senior secured revolving credit facility in an aggregate principal amount of up to $300,000,000 (the “Revolving Credit Facility” and together with the Ainge Term Loan B Facility, the “Ainge Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of standby letters of credit. The Revolving Credit Facility shall be funded in U.S. dollars, Euros, pounds sterling or other currencies to be agreed.

#90677644v17

In connection with the Revolving Credit Facility, the Agent (in such capacity, the “Swingline Lender”) will make available to domestic Ainge Co-Borrowers a swingline facility under which such Ainge Co-Borrowers may make short-term borrowings in U.S. dollars (on same day notice) of up to an amount to be mutually agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Each lender under the Revolving Credit Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The Operative Documents will contain customary defaulting lender provisions, including reallocation provisions to be agreed with respect to swingline borrowings outstanding or to be made when a lender under the Revolving Credit Facility is a Defaulting Lender (to be defined in a manner to be agreed).

Purpose:

(A) The proceeds of the Ainge Term Loan B Facility will be used by Ainge on the Closing Date to consummate the Transactions, including the payment of fees, costs and expenses in connection with the Transactions.

(B) The proceeds of loans under the Revolving Credit Facility will be used by Ainge from time to time on or after the Closing Date for working capital and general corporate purposes (and not to finance the Transactions on the Closing Date, except to the extent permitted as set forth below under clause (B) under the heading “Availability”).

(C) Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by Ainge and its subsidiaries, including replacing or backstopping existing letters of credit outstanding on the Closing Date under the Existing Ainge Credit Agreement.

Letters of Credit:

Letters of credit under the Revolving Credit Facility will be issued by the Agent and any other Lender who agrees to act in such capacity and that is acceptable to Ainge and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Credit Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

#90677644v17

Drawings under any letter of credit shall be reimbursed by the applicable Ainge Co-Borrower no later than 12:00 noon on the business day immediately following such drawing. The issuance of all letters of credit shall be subject to the customary policies and procedures of the applicable Issuing Bank applying such policies and procedures in a manner consistent with their treatment of similarly situated borrowers. To the extent the applicable Ainge Co-Borrower does not reimburse the Issuing Bank when required, the Lenders under the Revolving Credit Facility will be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

All letters of credit shall be denominated in U.S. dollars or such additional currencies as may be agreed by the Arrangers and the Ainge Co-Borrowers prior to the Closing Date or the relevant Issuing Bank after the Closing Date.

Letters of Credit issued under the Existing Ainge Credit Agreement and outstanding as of the Closing Date will, at Ainge’s option, be deemed to have been issued under the Revolving Credit Facility or back-stopped by a newly-issued letter of credit under the Revolving Credit Facility.

Availability:	(A) The full amount of the Ainge Term Loan B Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Ainge Term Loan B Facility and repaid may not be reborrowed.

(B) Up to $50,000,000 of loans under the Revolving Credit Facility may be made on the Closing Date to finance the Transactions and an additional amount of loans to be agreed may be made on the Closing Date for working capital and general corporate purposes. Thereafter, loans under the Revolving Credit Facility will be available at any time prior to the final maturity of the Revolving Credit Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Credit Facility may be reborrowed within the foregoing limits, subject to satisfaction of applicable conditions.

Maturity and Amortization:

(A) The Ainge Term Loan B Facility will mature on the date that is seven years after the Closing Date (the “TLB Maturity Date”). The Ainge Term Loan B Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Ainge Term Loan B Facility borrowed on the Closing Date.

All outstanding principal under the Ainge Term Loan B Facility as of the TLB Maturity Date will be due on the TLB Maturity Date.
(B) The Revolving Credit Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date. The Revolving Credit Facility will not amortize.

#90677644v17

Uncommitted Incremental Facilities:

From time to time, Ainge (and, in the case of a Revolving Credit Facility Increase, the other Ainge Co-Borrowers) shall be entitled on one or more occasions to incur (x) additional term loans (the “Incremental Term Loans”) under the Ainge Term Loan B Facility (an “Incremental Term Increase”), or (y) a newly established tranche of term “B” loans (an “Incremental Term Facility”) and/or increase the commitments under the Revolving Credit Facility (any such increase, a “Revolving Credit Facility Increase”; the Incremental Term Increases, Incremental Term Facilities and Revolving Credit Facility Increases are collectively referred to herein as “Incremental Facilities”), in each case under the Operative Documents and in an aggregate principal amount not to exceed the sum of (A) a fixed amount equal to the greater of (I) 100% of Ainge’s pro forma consolidated Adjusted EBITDA (to be defined in a customary manner, but to include, without limitation, addbacks (or adjustments to consolidated net income) for (i) costs, fees and expenses incurred in connection with the Transactions and (ii) subject to a customary cap of 20% of Adjusted EBITDA, “run rate” synergies, operating expense reductions and other operating improvements and cost savings) for the last four fiscal quarter period ended prior to the Closing Date and (II) 100% of Ainge’s pro forma consolidated Adjusted EBITDA for the four fiscal quarters most recently ended for which financial statements are available at such time plus (B) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any Incremental Facility were fully drawn on the effective date thereof), the senior secured net leverage ratio (to be defined in a manner to be reasonably agreed) is not greater than a ratio equal to Ainge’s senior secured net leverage ratio as of the Closing Date (pro forma for the Transactions); provided that:

(i) no default or event of default exists or would exist after giving effect thereto (provided that, in the case of any such Incremental Facility used to finance a permitted acquisition and to the extent the lenders participating therein agree, this clause (i) shall be tested only at the time of the execution of the acquisition agreement related to such permitted acquisition),

(ii) the representations and warranties contained in the Operative Documents shall be true and correct in all material respects (or, in all respects, if qualified by materiality) (provided that, in the case of any such Incremental Facility used to finance a permitted acquisition and to the extent the lenders participating therein agree, this clause (ii) shall be subject only to Specified Representations),

(iii) the loans under any such Incremental Facility shall benefit from the same guarantees as, and be secured on an equal and ratable basis by the same Collateral (as defined below) securing, the Ainge Facilities,

(iv) after giving effect to the incurrence of any Revolving Credit Facility Increase, Ainge shall be in compliance on a pro forma basis with each of the Financial Maintenance Covenants (as defined below), ..

#90677644v17

(v) the loans under any such Incremental Term Increase shall be on the same terms as the Ainge Term Loan B Facility (including voluntary and mandatory prepayment provisions),

(vi) any Revolving Credit Facility Increase shall be implemented as an increase in respect of the Revolving Credit Facility and the loans and commitments under any such Revolving Credit Facility Increase shall be on the same terms applicable to the loans and commitments under the Revolving Credit Facility,

(vii) in the case of an Incremental Term Facility, the “effective yield” on the respective Incremental Term Loans (which shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such Incremental Term Loans and (B) four years) payable to all lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing such Incremental Term Loans) may exceed the then “effective yield” on the loans under the Ainge Term Loan B Facility (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the loans under the Ainge Term Loan B Facility (determined on the same basis as provided in the second preceding parenthetical) is increased to be not less than 0.50% lower than the “effective yield” on such Incremental Term Loans (all adjustments made pursuant to this clause (vii), the “MFN Adjustment”); provided that if any Incremental Term Facility is incurred more than 12 months after the Closing Date, the MFN Adjustment shall not apply,

(viii) in the case of an Incremental Term Facility, the final stated maturity date for the Incremental Term Loans under such Incremental Term Facility may be identical to or later (but not earlier) than the final stated maturity date of the loans under the Ainge Term Loan B Facility,

(ix) in the case of an Incremental Term Facility, the weighted average life to maturity of the Incremental Term Loans under such Incremental Term Facility shall not be shorter than the weighted average life to maturity of the loans under the Ainge Term Loan B Facility,

(x) the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and

(xi) the terms of any Incremental Term Facility (except as otherwise specifically addressed in the foregoing clauses of this provision) shall otherwise be reasonably satisfactory to the Agent.

#90677644v17

Ainge may seek commitments in respect of Incremental Term Increases, Incremental Term Facilities or Revolving Credit Facility Increases from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the Agent’s consent (not to be unreasonably withheld or delayed), additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Nothing contained herein or in the A&R Commitment Letter constitutes, or shall be deemed to constitute, a commitment by any person to provide any Incremental Term Increase, Incremental Term Facility or Revolving Credit Facility Increase.

Guarantees:

All obligations of Ainge and each other Ainge Co-Borrower under the Ainge Facilities (in their respective capacities as such) and under any Hedging/Cash Management Arrangements (to be defined) (other than Excluded Swap Obligations (as defined below)) will be unconditionally guaranteed on a joint and several basis and on a senior secured first lien basis (the “Ainge Guarantees”) by Ainge and each direct or indirect wholly-owned domestic subsidiary of Ainge (other than, with respect to the obligations of each Ainge Co-Borrower, such Ainge Co-Borrower) (the “Ainge Guarantors”), in each case subject to customary exceptions and limitations to be mutually agreed (including, without limitation, exceptions for (i) immaterial subsidiaries (to be defined), (ii) unrestricted subsidiaries, (iii) any subsidiary prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date from providing the Ainge Guarantees or that would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantees (unless such consent, approval, license or authorization has been received), (iv) (A) any domestic subsidiary that is a direct or indirect subsidiary of any direct or indirect subsidiary of Ainge that is a controlled foreign corporation (a “CFC”) within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended, (B) any subsidiary substantially all of the assets of which are equity interests in one or more subsidiaries of Ainge that are CFCs or other subsidiaries described in this clause (B) (a “FSHCO”) and (C) any subsidiary whose provision of a Guarantee would otherwise result in a material adverse tax consequence to Ainge or one of its subsidiaries, as reasonably determined by Ainge (in consultation with the Agent) and (v) any subsidiary where Ainge and the Agent reasonably agree that the cost, burden, difficulty or consequence of providing such a guarantee is excessive in relation to the value afforded thereby).  For the avoidance of doubt, no non-U.S. Ainge Co-Borrower will be liable for (or provide any guarantee with respect to) any obligation of a U.S. Ainge Co-Borrower.

#90677644v17

From and after the effective time of the Merger, all obligations of Ainge and each other Ainge Co-Borrower under the Ainge Facilities (in their respective capacities as such) and under any Hedging/Cash Management Arrangements (other than Excluded Swap Obligations (as defined below)) will be unconditionally guaranteed on a joint and several basis and on a senior secured first lien basis (the “Guarantees”) by each direct or indirect wholly-owned domestic subsidiary of Ainge (whether owned on the Closing Date or formed or acquired thereafter), including (i) the Ainge Guarantors and (ii) Spinco and each direct or indirect wholly-owned domestic subsidiary of

Spinco (such subsidiaries of Spinco, together with Spinco, the “Spinco Guarantors” and together with the Ainge Guarantors, the “Guarantors”), in each case subject to customary exceptions and limitations to be mutually agreed (including, without limitation, exceptions for (i) immaterial subsidiaries, (ii) unrestricted subsidiaries, (iii) any subsidiary prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, on the date such subsidiary is acquired (and in each case not established in anticipation thereof)) from providing the Guarantees or that would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantees (unless such consent, approval, license or authorization has been received), (iv) (A) any domestic subsidiary that is a direct or indirect subsidiary of any CFC, (B) any FSCHO and (C) any subsidiary whose provision of a Guarantee would otherwise result in a material adverse tax consequence to Ainge or one of its subsidiaries, as reasonably determined by Ainge (in consultation with the Agent) and (v) any subsidiary where Ainge and the Agent reasonably agree that the cost, burden, difficulty or consequence of providing such a guarantee is excessive in relation to the value afforded thereby) (the Guarantees described in this paragraph, the “Closing Date Guarantees”). Ainge and each direct or indirect wholly-owned domestic subsidiary of Ainge required to provide a Guarantee pursuant to this paragraph are collectively referred to as the “Guarantors”.

“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor or Ainge of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

#90677644v17

Security:

Prior to the effective time of the Merger, all obligations of Ainge and each other Ainge Co-Borrower under the Ainge Facilities, the Ainge Guarantees given by the Ainge Guarantors and any Hedging/Cash Management Arrangements (other than Excluded Swap Obligations) will be secured on a first-priority basis by substantially all the assets of Ainge and each Ainge Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Ainge Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by Ainge or any Ainge Guarantor (which pledge, in the case of any foreign subsidiary or FSHCO, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary or FSHCO) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Ainge and each Ainge Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material real property (based on a fixed-dollar threshold to be agreed), cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing), in each case subject to customary exceptions to be mutually agreed (including, without limitation, (i) if Ainge and the Agent reasonably agree that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest is excessive in relation to the value of the security afforded thereby, (ii) no deposit account control agreements or security account control agreements will be required and (iii) no foreign-law governed equity pledges will be required) (the granting of security described in this paragraph, the “Closing Date Security Grant”).

From and after the effective time of the Merger, all obligations of Ainge and each other Ainge Co-Borrower under the Ainge Facilities, the Guarantees given by the Guarantors and any Hedging/Cash Management Arrangements (other than Excluded Swap Obligations) will be secured on a first-priority basis by substantially all the assets of Ainge and each Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by Ainge or any Guarantor (which pledge, in the case of any foreign subsidiary or FSHCO, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary or FSHCO) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Ainge and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing), in each case subject to customary exceptions to be mutually agreed (including, without limitation, (i) if Ainge and the Agent reasonably agree that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest is excessive in relation to the value of the security afforded thereby, (ii) no deposit account control agreements or security account control agreements will be required and (iii) no foreign-law governed equity pledges will be required).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent and, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, subject to customary and limited exceptions to be mutually agreed.

#90677644v17

Mandatory Prepayments:

Loans under the Ainge Term Loan B Facility shall be prepaid with, in each case subject to the application of prepayments provisions described in the following paragraph, (a) beginning with the first full fiscal year following the Closing Date, 50% of Ainge’s consolidated Excess Cash Flow (to be defined in a manner to be mutually agreed), with reductions to 25% and 0% based upon achievement and maintenance of a senior secured net leverage ratio 0.50x and 1.00x less than the Ainge’s senior secured net leverage ratio as of the Closing Date (pro forma for the Transactions), respectively, subject to customary exceptions to be agreed, (b) 100% of the net cash proceeds of all asset sales and other dispositions of property by Ainge and its restricted subsidiaries (including proceeds from the sale of equity securities of any restricted subsidiary and insurance and condemnation proceeds) (subject to exceptions to be agreed upon, and, subject to the right to reinvest proceeds within 12 months, or 18 months with a binding commitment to reinvest within 12 months, after receipt of such proceeds) and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt of Ainge, Spinco and their respective restricted subsidiaries, excluding debt permitted to be incurred under the Operative Documents.

The above-described mandatory prepayments shall be allocated pro rata among the outstanding loans under the Ainge Term Loan B Facility and once so allocated shall be applied to reduce the remaining scheduled installments of principal under the Ainge Term Loan B Facility.

Voluntary Prepayments/ Reductions in Commitments:

Voluntary prepayments of borrowings under the Ainge Term Loan B Facility and voluntary reductions of the unutilized portion of the Revolving Credit Facility commitments may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR Loans denominated in U.S. dollars, four business days’ notice in the case of a prepayment of LIBOR Loans denominated in a foreign currency or EURIBOR Loans, or one business day’s notice in the case of a prepayment of Base Rate Loans, without premium or penalty (except as otherwise provided below) in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR Loans and EURIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Each voluntary prepayment of loans under the Ainge Term Loan B Facility shall be applied to the remaining scheduled installments of principal under the Ainge Term Loan B Facility as directed by Ainge.

Ainge shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Ainge Term Loan B Facility that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Ainge Term Loan B Facility subject to such Repricing Event.

#90677644v17

The term “Repricing Event” shall mean (i) any voluntary prepayment or repayment (other than scheduled repayments) of the Ainge Term Loan B Facility (or mandatory prepayments thereof resulting from the incurrence of refinancing indebtedness or indebtedness not permitted under the Operative Documents) with the proceeds of any debt and (ii) any amendment to the Operative Documents which reduces the yield applicable to the Ainge Term Loan B Facility and, in either case where the primary purpose (as determined in good faith by the applicable Ainge Co-Borrower) of such prepayment or amendment is to reduce the all-in-yield of the Ainge Term Loan B Facility (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures), other than, in the case of each of clauses (i) and (ii), in connection with a change of control or a transformative acquisition (each such term to be defined in a manner to be agreed).

Interest Rates:

At Ainge’s option, loans under the Ainge Facilities may be maintained from time to time as (x) “Base Rate Loans” (in the case of loans denominated in U.S. dollars only), which shall bear interest at the Base Rate (or, if greater at any time, the Base Rate Floor, if applicable) in effect from time to time plus the Applicable Margin, (y) with respect to loans denominated in a currency other than Euros,  “LIBOR Loans”, which shall bear interest at the London interbank offered rate (“LIBOR”) for the applicable currency (adjusted for statutory reserve requirements) as determined by the Agent for the respective interest period (or, if greater at any time, the LIBOR Floor, if applicable) plus the Applicable Margin or (z) with respect to loans denominated in Euros, “EURIBOR Loans”, which shall bear interest at the rate applicable to Euro deposits in the Euro interbank market (adjusted for statutory reserve requirements) as determined by the Agent for the respective interest period (or, if greater at any time, the EURIBOR Floor, if applicable) plus the Applicable Margin.

“Applicable Margin” shall mean (a) with respect to the Ainge Term Loan B Facility (x) maintained as Base Rate Loans, a percentage per annum equal to 1.75%, and (y) maintained as LIBOR Loans, a percentage per annum equal to 2.75% and (b) with respect to the Revolving Credit Facility (x) maintained as Base Rate Loans, a percentage per annum equal to 1.75%, (y) maintained as LIBOR Loans or EURIBOR Loans, a percentage per annum equal to 2.75%, in each case subject to the following sentence.

After the delivery of financial statements under the Operative Documents for the first full fiscal quarter following the Closing Date, and so long as no default or event of default has occurred and is continuing, (x) the Applicable Margin for loans under the Ainge Term Loan B Facility shall be subject to one 0.25% step-down based upon achievement and maintenance of a senior secured net leverage ratio to be mutually agreed and (y) the Applicable Margin under the Revolving Credit Facility shall be subject to two 0.25% step-downs based upon achievement and maintenance of senior secured net leverage ratios to be mutually agreed.

“Base Rate” shall mean the highest of (x) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the federal funds effective rate, and (z) the London interbank offered rate for U.S. dollars for an interest period of one month (adjusted for statutory reserve requirements) plus 1.00%.

“Base Rate Floor” shall mean 1.00% per annum.
“LIBOR Floor” shall mean 0.00% per annum.
“EURIBOR Floor” shall mean 0.00% per annum.

#90677644v17

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all applicable Lenders, 12 months, shall be available in the case of LIBOR Loans and EURIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans and EURIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and EURIBOR Loans and, if applicable, any fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

The Operative Documents will include a LIBOR replacement provision in the event LIBOR is discontinued.

Commitment Fees:

A commitment fee of 0.375% per annum (subject to the following sentence) will be payable on the undrawn portion of the commitments in respect of the Revolving Credit Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments thereunder, calculated from the Closing Date based on the actual number of days elapsed over a 360-day year. After the delivery of financial statements under the Operative Documents for the first full fiscal quarter following the Closing Date, and so long as no default or event of default has occurred and is continuing, the commitment fee shall be subject to a step-down to 0.25% per annum based upon achievement and maintenance of a senior secured net leverage ratio to be mutually agreed. Such commitment fees shall be distributed to the Lenders participating in the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment.

Letter of Credit Fees:

A per annum fee equal to the Applicable Margin for LIBOR Loans under the Revolving Credit Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment. In addition, Ainge shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

#90677644v17

Default Interest:

Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any loan, 2.00% plus the rate otherwise applicable to such loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans under the Ainge Term Loan B Facility. Such interest shall be payable on demand.

Conditions Precedent to Initial Borrowings:	The funding of the loans on the Closing Date under the Ainge Facilities shall be subject to only those conditions precedent that are Exclusive Funding Conditions.
Conditions Precedent to Borrowings after the Closing Date:

Each borrowing under the Ainge Facilities (other than the funding of the loans on the Closing Date under the Ainge Term Loan B Facility) will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Operative Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality) as of the date of such borrowing, (ii) no default or event of default shall have occurred and be continuing or would result from such borrowing and (iii) delivery of a customary borrowing notice.

Documentation:

The Operative Documents with respect to the Ainge Facilities will include a single credit agreement providing for all of the Ainge Facilities and shall be negotiated in good faith and shall be consistent with the A&R Commitment Letter and the A&R Fee Letter and, except as otherwise provided herein, or in the A&R Fee Letter, consistent with that certain Credit Agreement dated as of August 16, 2016, among Leidos Holdings, Inc., Leidos, Inc., as the borrower, the lenders party thereto and Citibank, N.A., as administrative agent, and the related documentation thereto, with additions, deletions, modifications and other changes as Ainge and the Arrangers reasonably determine to be necessary or advisable, including, among other things, (i) to take into account prevailing market conditions and the relative operating scale, total assets, EBITDA, ratings, leverage profile and industry of Ainge, (ii) to give effect to the Transactions and other transactions contemplated hereby, (iii) to provide for and give effect to the Guarantees and the security over the Collateral, (iv) to reflect changes in law or accounting standards or cure mistakes or defects and (v) to reflect reasonable administrative, agency and operational requirements of the Agent, and in any event, will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B.

Notwithstanding the foregoing, all obligations of Ainge and its restricted subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Operative Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Operative Documents.

#90677644v17

Representations and Warranties:

Limited to the following (applicable to Ainge, Spinco and their respective direct and indirect restricted subsidiaries): organization and powers; authorization and enforceability; governmental approvals and no conflicts (including no creation of liens); accuracy of financial statements; no material adverse change; ownership of properties and possession under leases;

absence of any actual or threatened actions, suits or proceedings and compliance with environmental laws and labor matters; compliance with law, agreements or instruments; compliance with anti-terrorism and money laundering laws and regulations and laws applicable to sanctioned persons, Office of Foreign Assets Protection Act (“OFAC”), the Foreign Corrupt Practices Act (“FCPA”) and other applicable anti-corruption laws and regulations; inapplicability of the Investment Company Act of 1940; Federal Reserve regulations; payment of taxes; compliance with ERISA; accuracy of confidential information memorandum and other information; subsidiaries; use of proceeds; solvency and validity and perfection and priority of security interests in the Collateral, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Affirmative Covenants:

Limited to the following (applicable to Ainge, Spinco and their respective direct and indirect restricted subsidiaries): delivery of audited annual consolidated financial statements for Ainge, unaudited quarterly consolidated financial statements for Ainge and other financial information and other information including customary MD&A; if requested by the Agent, hosting quarterly lender conference calls (which may be satisfied by hosting a quarterly earnings call for equity investors that is accessible to lenders); delivery of notices of default, litigation, material adverse change, ratings changes, ERISA events and other material matters; delivery of periodic certifications and updates regarding Guarantees and Collateral; maintenance of corporate existence and rights; payment and performance of obligations; maintenance of properties in good working order; maintenance of customary insurance; maintenance and inspection of books and properties; compliance with laws (including OFAC and FCPA); maintain policies and procedures for compliance with OFAC, FCPA, and other anti-terrorism and money laundering laws and laws applicable to sanctioned persons; and use of commercially reasonable efforts to procure a rating of each of the Ainge Facilities by Moody’s and S&P (but no specific rating) and to maintain a corporate family rating or corporate rating, as applicable, of Ainge from each of Moody’s and S&P (but no specific rating); use of proceeds and letters of credit additional subsidiaries and further assurances, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

#90677644v17

Negative Covenants:

Limited to the following (applicable to Ainge, Spinco and their respective direct and indirect restricted subsidiaries): limitations on debt and preferred stock; limitations on liens; limitations on mergers, consolidations, liquidations, dissolutions and asset sales; limitations on investments, loans, advances, guarantees and acquisitions; limitations on speculative swaps and hedging arrangements; limitations on dividends or other distributions on capital stock, redemptions and repurchases of capital stock and prepayments, redemptions and repurchases of junior lien secured and subordinated debt; limitations on transactions with affiliates; limitations on restrictions on liens and other restrictive agreements; limitations on amendments of junior debt agreements and organizational documents and limitation on changes in the fiscal year, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Without limiting the generality of the foregoing, the negative covenants will include, without limitation, the following baskets: (i) Ainge will be permitted to declare and pay ordinary quarterly cash dividends to its stockholders in an aggregate amount for each quarter equal to the greater of (x) 5% of Adjusted EBITDA for the four fiscal quarters most recently ended for which financial statements are available and (y) $12.5 million, (ii) a customary “available amount” basket for restricted payments, investments and prepayments or repurchases of junior lien secured and subordinated debt (that will build on a rolling quarterly basis by, among other customary items, 50% of consolidated net income) the use of which will be subject to absence of a continuing default and compliance with a total net leverage ratio to be agreed, (iii) unlimited unsecured “ratio” debt subject to the absence of a continuing event of default and pro forma compliance with a total net leverage ratio set at the opening total net leverage ratio as of the Closing Date and other customary parameters to be agreed (including a cap for non-loan parties to be agreed), (iv) unlimited baskets for restricted payments, investments and prepayments or repurchases of junior lien secured and subordinated debt, in each case subject to the absence of a continuing event of default and pro forma compliance with a leverage ratio set at a customary level inside the corresponding opening leverage ratio as of the Closing Date, (v) unlimited asset sales subject to a customary fair market value, 75% cash proceeds requirement and application of proceeds in accordance with clause (b) under the heading “Mandatory Prepayments” above, (vi) debt and lien baskets for incremental equivalent debt, subject to customary parameters to be agreed (including a cap for non-loan parties to be agreed), (vii) debt under the Senior Unsecured Bridge Facility and the Senior Unsecured Notes (and permitted refinancings thereof), (viii) unlimited investments between or among Ainge and its restricted subsidiaries, (ix) Permitted Acquisitions (to be defined in a customary manner) and (x) usual and customary fixed dollar “general” baskets (with growers in certain cases) (including a general restricted payments basket of no less than $100,000,000 (with no grower)).

Financial Maintenance Covenants:

Ainge Term Loan B Facility: None.

Revolving Credit Facility: Limited to a maximum consolidated senior secured net leverage ratio covenant, to be set at a ratio level to be mutually agreed upon  based on a cushion of at least 35% to the model delivered to the Arrangers on March 6, 2018 (the “Borrower Model”), stepping down to 3.75x, or lower, by the third anniversary of the Closing Date and a minimum consolidated cash interest coverage ratio based on a cushion of at least 35% to the Borrower Model (the “Financial Maintenance Covenants”) and, in each case, with applicable financial definitions usual for facilities and transactions of this type and consistent with the other requirements herein. The Financial Maintenance Covenants will be tested as of the last day of the applicable fiscal quarter for so long as the Revolving Credit Facility remains in effect.

#90677644v17

Unrestricted Subsidiaries:

The Operative Documents will contain provisions pursuant to which Ainge will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (but not further re-designate such restricted subsidiary as an unrestricted subsidiary), in each case, on customary terms to be agreed.

Events of Default:

Limited to the following (applicable to Ainge, Spinco and their respective direct and indirect restricted subsidiaries): nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants (provided that with respect to the Financial Maintenance Covenants, a breach shall only result in an event of default with respect to the Ainge Term Loan B Facility if the Lenders under the Revolving Credit Facility have, as a result of such breach, terminated all commitments under the Revolving Credit Facility and declared all obligations under the Revolving Credit Facility to be immediately due and payable and such declaration or termination has not been rescinded); cross default (including cross default to the Senior Unsecured Bridge Facility and the Senior Unsecured Notes) and cross acceleration; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material judgments; ERISA events; actual or asserted invalidity of security documents or Guarantees and Change in Control (to be defined), in each case with customary grace periods, qualifications and exceptions to be mutually agreed upon. In addition, it shall be an immediate event of default if (i) the Acquisition is not consummated on the Closing Date immediately following the initial funding of the Ainge Facilities, (ii) the Closing Date Guarantees are not provided immediately upon the effective time of the Merger or (iii) subject to the Limited Conditionality Provisions, the Closing Date Security Grant is not provided immediately upon the effective time of the Merger.

#90677644v17

Voting:

Amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under the Ainge Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases or non-pro rata reductions in commitments, (ii) reductions or forgiveness of principal, interest or fees, (iii) extensions of scheduled amortization, final maturity or reimbursement dates or postponement of any payment dates and (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations, (b) the consent of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under any class of the Ainge Facilities shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects any other class and (c) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all the Collateral or material Guarantees (other than in connection with any sale of Collateral or the relevant Guarantor permitted by the Operative Documents) and (iii) changes to certain of the pro rata sharing provisions. The consent of the Agent or Issuing Bank shall be required with respect to amendments and waivers affecting its rights or duties. Notwithstanding the foregoing, amendments and waivers that affect directly only the Lenders under a particular facility or tranche, will require only the consent of Lenders holding more than 50% (or, with respect to any matter calling for a different approval standard under the preceding provisions of this paragraph, such different approval standard) of the aggregate commitments or loans under such facility or tranche, as applicable and no consents or approvals from lenders under any other facility or tranche shall be required.  For the avoidance of doubt, amendments and waivers of the Financial Maintenance Covenants (and related defaults) and the conditions to borrowing under the Revolving Credit Facility shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Credit Facility.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.
Assignments and Participation:

The Lenders will be permitted to assign all or a portion of their loans and commitments with the consent of (a) Ainge (unless an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an Approved Fund (to be defined)); provided that consent of Ainge (if required) shall be deemed to have been given if Ainge has not responded within ten business days of a request for such consent, (b) the Agent (unless such assignment is an assignment of a loan under the Ainge Term Loan B Facility to a Lender, an affiliate of a Lender or an Approved Fund) and (c) each Issuing Bank (unless such assignment is an assignment of a loan under the Ainge Term Loan B Facility), in each case which consent shall not be unreasonably withheld.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to matters that require the consent of all Lenders or all affected Lenders.

Pledges of loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Ainge Facilities only upon request.
Expenses and Indemnification:	Usual for facilities and transactions of this type giving due regard to the Existing Ainge Credit Agreement.
Governing Law and Forum:	New York.
Counsel to Agent and Arrangers:	Davis Polk & Wardwell LLP.

#90677644v17

Exhibit C
to
A&R Commitment Letter
Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit C is attached or in the other Exhibits to such letter agreement, as applicable. The initial borrowings under the Ainge Facilities shall be subject to the following additional conditions precedent:

1.

The Internal Restructuring (as defined in the Separation Agreement), the Separation (as defined in the Separation Agreement) and the Newco Contribution (as defined in the Separation Agreement) shall have been consummated in all material respects prior to or substantially contemporaneously with the issuance of the Senior Unsecured Notes (or, if applicable, the initial funding under the Senior Unsecured Bridge Facility) in all material respects in accordance with the Separation Agreement and the Acquisition Agreement, and the Distribution, the Acquisition (and the Merger) and the Direct Sales shall be consummated prior to or substantially contemporaneously with, the initial funding under the Ainge Facilities in all material respects in accordance with the Separation Agreement and the Acquisition Agreement (in each case without any waiver, amendment, modification or supplement thereof by any person or any consent or election thereunder by any person (any one of the foregoing, a “Modification”) that, in any such case, is material and adverse to the Lenders or the Arrangers (in either case, in their capacities as such) without the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (I) any Modification that results in (w) a change to the definition of the term “Newco Material Adverse Effect” or a change to, or waiver of, clause (b) of the first sentence of Section 2.5 of the Acquisition Agreement (as in effect on the date hereof), in each case shall be deemed to be materially adverse to the Lenders and the Arrangers, (x) any net increase in the aggregate amount of the Spinco Special Cash Payment (as set forth as of the date hereof on Exhibit A to the A&R Commitment Letter ) and the Direct Sales Purchase Price (as set forth and defined in the Acquisition Agreement as of the date hereof) (i) of greater than 10%, in the aggregate or (ii) funded with the proceeds of any additional indebtedness or a reduction in the pro forma cash to remain on the balance sheet after giving effect to the Transactions of Ainge, Spinco or any of their respective subsidiaries or affiliates other than a drawing under the Revolving Credit Facility as set forth under clause (B) under the heading “Availability” in Exhibit B to the A&R Commitment Letter, in each case, shall be deemed to be materially adverse to the Lenders and the Arrangers, (y) a reduction in the Direct Sales Purchase Price (as defined in the Acquisition Agreement) shall be deemed materially adverse to the Lenders and the Arrangers unless such reduction is accompanied by a dollar-for-dollar reduction in the Ainge Term Loan B Facility and (z) any reduction in the Spinco Special Cash Payment (other than as a result of the Debt Exchange) shall be deemed materially adverse to the Lenders and the Arrangers unless such reduction is accompanied by a dollar-for-dollar reduction in the Senior Unsecured Bridge Facility) and (II) a deemed waiver of Sections 6.6(a) and 7.6(a) of the Acquisition Agreement pursuant to Section 5.16(d) of the Acquisition Agreement shall be deemed to not be material and adverse to the Lenders and the Arrangers). Any Adjustment Payment (as defined in the Acquisition Agreement) or Adjustment Excess (as defined in the Acquisition Agreement) received by Ainge shall be deemed to not be material and adverse to the Lenders and the Arrangers so long as it is accompanied or preceded by a dollar-for-dollar reduction in the Ainge Term Loan B Facility. Any Ainge Share Amount Reduction (as defined in the Acquisition Agreement) shall be deemed to not be material and adverse to the Lenders and the Arrangers. The Acquisition Agreement and the Separation Agreement shall be in form and substance reasonably satisfactory to the Arrangers; provided that (x) the Acquisition Agreement

#90677644v17

as in effect on the date of the Original Commitment Letter is satisfactory to the Arrangers and (y) the Separation Agreement as in effect on the date of the Original Commitment Letter is satisfactory to the Arrangers.

2.

The Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provisions, and the Specified Representations shall be true and correct in all material respects (or in all respects, if separately qualified by materiality).

3.

Subject to the Limited Conditionality Provisions, the Arrangers shall have received customary legal opinions, customary perfection certificates, customary corporate documents and officers’ certifications; customary notices of borrowing; organizational documents; customary evidence of authorization to enter into the Operative Documents; and good standing certificates in jurisdictions of formation/organization (to the extent such a certificate exists in the applicable jurisdiction), in each case of Ainge and the Guarantors. The Agent shall have received a solvency certificate from the chief financial officer (or other comparable financial officer) of Ainge substantially in the form of Annex C-1 hereto.

4.

After giving effect to the consummation of the Transactions, Ainge and its subsidiaries (including, without limitation, Spinco and its subsidiaries) shall have no outstanding preferred equity or material debt for borrowed money other than (a) debt under the Ainge Facilities, (b) the Senior Unsecured Notes (to the extent issued on the Closing Date) and the Senior Unsecured Bridge Loans (to the extent drawn on the Closing Date), (c) intercompany debt and intercompany preferred equity, (d) those certain mortgages of Ainge and its subsidiaries outstanding as of the date hereof, (e) ordinary course working capital facilities, (f) overdraft, letter of credit and other banking facilities of Spinco and its subsidiaries existing on the date hereof entered into in the ordinary course of business, (g) ordinary course hedging arrangements, (h) up to $2,500,000 (in the aggregate) of indebtedness incurred or guaranteed by the A&S Companies (as defined in the Acquisition Agreement), (i) any guarantees permitted to remain outstanding at such time pursuant to Section 6.3 of the Separation Agreement and (j) other limited debt for borrowed money permitted by the Arrangers.

5.

Without limiting the foregoing, substantially contemporaneously with the initial funding under the Ainge Facilities, all indebtedness under the Existing Ainge Credit Agreement shall have been repaid and all commitments under the Existing Ainge Credit Agreement shall have been terminated.

6.

(i) Liens on the Ainge Collateral shall have been granted to the Agent and (ii) such liens shall constitute perfected, first priority security interests, in each case subject to the Limited Conditionality Provisions and, as to lien priority under clause (ii), subject to customary exceptions included in the Specified Representations relating to lien priority.

7.

All fees required to be paid on the Closing Date pursuant to the A&R Commitment Letter and the A&R Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the A&R Commitment Letter (to the extent invoiced at least three business days prior to the Closing Date) shall, upon the initial borrowing under the Ainge Facilities, have been paid.

8.

Each of the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that such Arranger has requested at least 10 business days prior to the Closing Date.

#90677644v17

9.

The Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of income, comprehensive income, stockholder’s equity and cash flows of Ainge and its consolidated subsidiaries for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (and the Arrangers hereby acknowledge receipt of such audited financial statements as of and for the fiscal years ended December 31, 2015, 2016 and 2017) and (ii) unaudited consolidated balance sheets and related statements of income, comprehensive income and cash flows of Ainge and its consolidated subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after December 31, 2017 and at least 45 days prior to the Closing Date, (b) (i) the combined and consolidated balance sheets of (I) the A&S Business (as defined in the Acquisition Agreement) and (II) Spinco (before giving effect to the Internal Restructuring) as of December 31, 2016 and December 31, 2017 (except that for Spinco, only an opening balance sheet shall be required), and the combined and consolidated statements of earnings, cash flows and parent equity of (X) the A&S Business and (Y) Spinco (before giving effect to the Internal Restructuring) for the years ended December 31, 2015, December 31, 2016 and December 31, 2017, together with an audit report, on the financial statements from the independent accountants for the A&S Business and Spinco and (ii) the unaudited combined and consolidated financial statements of (x) the A&S Business and (y) Spinco (before giving effect to the Internal Restructuring) for each fiscal quarter ended after December 31, 2017 (other than any fourth fiscal quarter) and at least 40 days prior to the Closing Date, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Ainge as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of Ainge pursuant to clause (a) above has been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), without any requirement to reflect therein adjustments for purchase accounting.

10.

The Arrangers shall have received the financial statements required to be delivered pursuant to paragraph 9 above as of the Closing Date and all other financial, marketing and other information reasonably requested by the Arrangers and customarily provided by borrowers in the preparation of a confidential information memorandum suitable for the syndication of the Ainge Facilities (the “Required Information”). The Arrangers shall have been afforded a period (the “Marketing Period”) of 15 consecutive business days after receipt of the Required Information to syndicate the Ainge Facilities; provided that (i) if such 15 consecutive business day period has not ended on or prior to August 17, 2018, such period shall be deemed not to have commenced earlier than September 4, 2018; (ii) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the 15 consecutive business days (and the Marketing Period need not be consecutive to the extent it would otherwise include any of those days); and (iii)  if such 15 consecutive business day period has not ended on or before December 21, 2018, such period shall be deemed not to have commenced earlier than January 2, 2019. If Ainge shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to the Arrangers written notice to that effect, in which case Ainge shall be deemed to have delivered such Required Information on the date such notice is received by the Arrangers and (subject to the proviso to the preceding sentence) the Marketing Period shall be deemed to have commenced on the date such notice is received, unless the Arrangers in good faith reasonably believe that Ainge has not completed delivery of such Required Information and, within three business days after their receipt of such notice from Ainge, the Arrangers deliver a written notice to Ainge to that effect (stating with specificity what Required Information it has not delivered).

11.

The issuance of the Senior Unsecured Notes (or, if applicable, the funding of the Senior Unsecured Bridge Facility) shall have been consummated prior to, or shall be consummated substantially contemporaneously with, the initial funding of the Ainge Facilities.

#90677644v17

Annex C-1
to
Exhibit C
to
A&R Commitment Letter

[FORM OF SOLVENCY CERTIFICATE]2

Altra Industrial Motion Corp.

[DATE]

The undersigned, [●], [●] of Altra Industrial Motion Corp., a Delaware corporation (“Ainge”), is familiar with the properties, businesses, prospects, assets and liabilities of Borrower and its Subsidiaries (as defined in the Credit Agreement (as defined below)) and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Ainge.

This Solvency Certificate is delivered pursuant to [●] of the [Credit Agreement, dated as of [●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among _____________]3. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

As used herein, “Company” means Ainge and its Subsidiaries on a consolidated basis.

The undersigned certifies, in [his][her] capacity as [●] of Ainge and not in [his][her] individual capacity, that:

1.

[she][he] has (i) reviewed the Credit Agreement and the other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [●] of the Credit Agreement and (iii) made such other investigation and inquiries as to the financial condition of Ainge and its Subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of the commitments and loans under the Credit Agreement; and

2.

the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were fair and reasonable in light of the circumstances existing at the time made and continue to be fair and reasonable as of the date hereof.

[2]	NTD: Two solvency certificates will be required: Ainge and its subsidiaries before Acquisition; and Ainge and its subsidiaries after the “Transactions”.
[3]	NTD: to make reference to the Ainge credit agreement.

#90677644v17

BASED ON THE FOREGOING, the undersigned certifies, in [his][her] capacity as [●] of Ainge and not in [his][her] individual capacity, that, on the date hereof, after giving effect to the [borrowings by Ainge on the date hereof and the consummation of the Direct Sales]4 [Transactions to occur on the date hereof (and the incurrence of debt in connection therewith)]5:

(i)	the fair value of the present assets of the Company is greater than the total amount of liabilities (subordinated, contingent or otherwise) of the Company;
(ii)

the present fair salable value of the assets of the Company is greater than the total amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities (subordinated, contingent or otherwise), as they become absolute and matured;

(iii)

the Company has not incurred and does not intend to incur, or believe it will incur, debts or liabilities (subordinated, contingent or otherwise) beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and

(iv)

the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[4]	To be used for Ainge’s pre-Merger solvency certificate. Terms to be updated as needed.
[5]	To be used for Ainge’s post-Merger solvency certificate. Terms to be updated as needed.

#90677644v17

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[●]
By:
Name:
Title:[Chief Financial Officer][title of other comparable financial officer]

#90677644v17